UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 30, 2011

Cornerstone Therapeutics Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1255 Crescent Green Drive, Suite 250, Cary, North Carolina		27518
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-678-6611

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2011, the Board of Directors (the "Board") of Cornerstone Therapeutics Inc. (the "Company") appointed Kenneth McBean as President, effective September 6, 2011. Mr. McBean will report directly to Craig Collard, from whom Mr. McBean assumed the title of President of the Company. Mr. Collard will continue to lead the Company as its Chairman and Chief Executive Officer.

Mr. McBean, age 46, joined the Company from Covidien plc, where he held the position of Vice President and General Manager of Specialty Pharmaceuticals from March 2009 until May 2011. At Covidien, Mr. McBean was responsible for executing a successful turnaround of Covidien’s branded pharmaceutical products division. In 2006, Mr. McBean co-founded Tribute Pharmaceuticals Ltd., a Canadian-based pharmaceutical company, and served as its Senior Vice President of Commercial Affairs and Business Development from January 2006 through March 2009. In 2004, Mr. McBean co-founded Legacy Pharmaceuticals, Inc., a specialty pharmaceutical company, and served as its Senior Vice President of Commercial Affairs from July 2004 until October 2005. Prior to founding Legacy Pharmaceuticals, Inc., Mr. McBean was the Vice President of Marketing and Commercial Development for Biovail Pharmaceuticals and its predecessor company, DJ Pharma, in the United States. His earlier career involved various U.S. and global positions at Glaxo Wellcome and Marion Merrell Dow in commercial strategy, product management, market research, and sales. Mr. McBean holds a B.S. in Business from Kansas State University.

In connection with his employment, Mr. McBean entered into an employment agreement with the Company effective September 6, 2011 (the "Agreement"). Under the Agreement, Mr. McBean will receive an annual base salary of $295,000, subject to periodic adjustment as determined by the Board. In addition, Mr. McBean is eligible for an annual target bonus of up to 40% of his then annual base salary, which for 2011 has been adjusted to 12.93% of his 2011 annual base salary, and an annual equity award. The actual amount of any cash bonus or equity award will be determined by the Board. Mr. McBean will also receive a car allowance of $850 per month and will generally be entitled to participate in other employee benefit and bonus programs established by the Company from time to time.

If the Company terminates Mr. McBean’s employment without Cause or if Mr. McBean terminates his employment for Good Reason, and such termination is not during a Change of Control Period, in each case as those terms are defined in the Agreement, then the Company is obligated to provide the following to Mr. McBean, provided that the Company does not notify Mr. McBean of a termination without Cause prior to September 6, 2012, the first anniversary of the effective date of the Agreement:

• a lump sum payment equal to Mr. McBean’s annual base salary in effect at that time;

• monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for Mr. McBean and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for Mr. McBean until the earlier of one year after termination or the last day of the first month when he is eligible for benefits through other employment;

• a lump sum payment in an amount equal to the pro rata portion of Mr. McBean’s target cash bonus in effect in the year of termination; and

• accelerated vesting of all of Mr. McBean’s outstanding unvested stock options and restricted stock by one year.

If such without Cause or Good Reason termination occurs during a Change of Control Period, as defined in the Agreement, (i) in addition to the severance payments and accelerated vesting set forth above, Mr. McBean is entitled to accelerated vesting of 100% of his outstanding stock options and restricted stock, and (ii) the severance payments and accelerated vesting are triggered regardless of whether the Company notifies Mr. McBean of a without Cause termination prior to September 6, 2012. To be eligible to receive any severance benefits under the Agreement, Mr. McBean must execute and deliver to the Company a severance agreement and release drafted by and reasonably satisfactory to counsel to the Company.

The Agreement also provides that, immediately upon a Change of Control of the Company, as defined in the Agreement, Mr. McBean is entitled to accelerated vesting of 100% of all his outstanding unvested stock options and restricted stock.

Under the Agreement, on September 6, 2011, Mr. McBean was granted 50,000 shares of restricted common stock of the Company and an option to acquire 75,000 shares of the Company’s common stock with an exercise price of $7.12 per share. The restricted stock and the option each vest over the four-year period following the grant date, with the initial 25% vesting on the first anniversary of the grant date. In addition, if Chiesi Farmaceutici S.p.A. or any of its affiliates make a tender offer for, or otherwise engage in any business combination pursuant to which they would acquire, all of the Company’s outstanding capital stock, then any unvested restricted shares would be converted into an amount equal to the cash consideration in the tender offer or other business combination with respect to such number of unvested shares, which amount would vest and be paid to Mr. McBean according to the original vesting schedule.

The Agreement contains other terms and provisions that are customary for employment agreements of this nature, including provisions related to noncompetition, nonsolicitation, nondisparagement, confidentiality, ownership of proprietary information and assignment of inventions.

A copy of the Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and the Company refers you to such exhibit for the complete terms of the Agreement, which are incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone Therapeutics Inc.

September 6, 2011	By:	/s/ Andrew K. W. Powell

Name: Andrew K. W. Powell
Title: EVP, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement between Cornerstone Therapeutics Inc. and Kenneth R. McBean dated September 6, 2011